Exhibit 10.42
Amendment to Employment Agreement
Brian Hajost and SteelCloud, Inc agree this 19th date of April 2006 to amend the employment agreement dated June 8, 2004 as follows:
1.	Paragraph 2(a) is deleted and replaced with the following:
a.	The term of employment under this agreement shall end on June 8, 2006; provided, the term of this agreement may be extended upon agreement by both parties from month to month or for as many months as the parties may agree during the term or any extended term. During the term of this agreement or any extended term, Employee shall devote substantially all of his business time and efforts to Employer and its subsidiaries and affiliates. Employment cannot be terminated from the date of execution of this amendment until June 8, 2006 unless for cause as defined in 9(a)(i).
2.	Employer shall (a) pay Employee $200,000 in severance pay as a one-time severance payment, within 30 days after his last by of employment, and (b) pay the premiums on Employee’s participation in Company-sponsored health insurance (assuming Employee elects to continue such participation) for 18 months following Employee’s last by of employment; provided if Employer and Employee mutually agree in writing to extend the duration of Employee’s employment until June 8, 2007 or later, Employer shall not be obligated to comply with subsections (a) and (b) hereof.

3.	Paragraphs 9(a)(ii), 9(a)(iii) and 9(b) are deleted.

4.	Paragraph 10 is deleted.

5.	Paragraph 14(b) is amended by deleting the references to Paragraphs 9 and 10.

6.	All other terms and conditions shall remain in effect.
               IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

STEELCLOUD INC.
By:	/s/ Thomas P. Dunne
Thomas P. Dunne
Chief Executive Officer

/s/ Brian Hajost Brian Hajost